Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Teledyne Technologies Incorporated (“Teledyne”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) - our common stock, par value $0.01 per share (the “Common Stock”). Our Common Stock trades on the New York Stock Exchange under the symbol “TDY”.

Description of Common Stock

The following summary description sets forth some of the general terms and provisions of the Common Stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Common Stock, you should refer to the provisions of our Restated Certification of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.

General

Under the Certificate of Incorporation, Teledyne is authorized to issue 140,000,000 shares of stock, consisting of 125,000,000 shares of Common Stock and 15,000,000 of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). Teledyne historically designated 1,250,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the exercise of rights under a now expired stockholder rights plan. No shares of any Preferred Stock are currently issued and outstanding. The Board of Directors has the authority alter, amend or repeal the Bylaws, subject to certain limitations set forth in the Bylaws.

No Preemptive, Redemption or Conversion Rights

Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Teledyne. The Common Stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call.

Voting Rights

Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Teledyne. Holders of shares of Common Stock do not have cumulative voting rights.

Dividend Rights

Subject to the preferences applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as and when declared, from time to time, by our Board of Directors out of funds legally available therefor.

Board of Directors

Teledyne has a classified Board of Directors. The directors are classified, with respect to the time for which they severally hold office, into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the whole number of directors. Our Bylaws establish that the size of the whole Board of Directors shall consist of not less than four members and more than 12 members, with the exact number of directors to be fixed from time to time within such range by duly adopted resolution of the Board of Directors. At each Annual Meeting of Stockholders the directors of the expiring class are elected to hold office for a term to expire at the third Annual Meeting of Stockholders after their election, or until his or her earlier resignation or removal, and until their respective successors are duly elected and qualified. The alteration, amendment or repeal of the classified Board requires an amendment to the Bylaws and the Certificate of Incorporation. To amend the classified Board provision of the Certificate of Incorporation requires the affirmative vote of at least 75% of the holders of Common Stock.

No Action by Stockholder Consent

The Certificate of Incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders from being taken by the written consent of stockholders without a meeting.

Power to Call Special Stockholder Meeting

Under Delaware law, a special meeting of stockholders may be called by our Board of Directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our Certificate of Incorporation, a special meeting of the stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the directors then in office, the Chairman of the Board or the Chief Executive Officer. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting.

Nomination of persons for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to our notice meeting (1) by or at the direction of our Board of Directors or (2) by any stockholder of record at the time of the giving of notice of such meeting. Nominations by a stockholder of persons for election to our Board of Directors may be made if the stockholder’s notice is delivered to the Secretary not earlier than the 90th day prior to the special meeting and not later than the 75th day prior to the special meeting or the 10th day following the day on which a public announcement is first made of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting.

Merger, Consolidation and Other Fundamental Changes

Our Certificate of Incorporation requires the affirmative vote of at least two-thirds of the outstanding shares of Common Stock to approve certain fundamental changes such as a merger, consolidation, sale of substantially all of our assets, dissolution, certain purchases by us or one of our subsidiaries of shares of our Common Stock or other assets from a person who owns beneficially a number of shares of our Common Stock that is greater than 15% of the outstanding shares of our Common Stock, and any and all associates and affiliates of such person (a “Significant Shareholder”), any merger of a Significant Shareholder into us or one of our subsidiaries, or any reclassification or recapitalization of us consummated within five years after a Significant Shareholder becomes such, if the result of such classification or recapitalization is to reduce the number of outstanding shares of our Common Stock or convert such shares into cash or other securities. The supermajority voting requirement is not applicable if the fundamental change has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent directors.

Liquidation, Dissolution or Similar Rights

Subject to the preferences applicable to any outstanding shares of Preferred Stock, upon liquidation, dissolution or winding up of the affairs of Teledyne, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Teledyne available for distribution to holders of stock of Teledyne.

Forum Selection Clause

Under our Bylaws, unless Teledyne consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims shall be the Court of Chancery of the State of Delaware. This provision applies to (1) any derivative action or proceeding brought on behalf of Teledyne, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of Teledyne to Teledyne or Teledyne’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware, the Certificate of Incorporation or Bylaws, (4) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Delaware Court of Chancery having personal jurisdiction over the indispensable parties named therein.

Our Bylaws also provide that unless Teledyne consents in writing to the selection of an alternative forum, the federal district courts shall be the sole and exclusive forum for the resolution of any claims arising under the Securities Act of 1933, as amended.